Press Release

Advanced Technology Acquisition Corp. Receives Notice from NYSE Alternext US LLC

RAMAT GAN, Israel, February 17, 2009 - Advanced Technology Acquisition Corp. (the “Company”) (Amex: AXC), a special purpose acquisition company, today announced that on February 10, 2009, the Company received a notice from NYSE Alternext US LLC (the “Exchange”) indicating that the Company was not in compliance with Section 704 of the NYSE Alternext US LLC Company Guide (the “Company Guide”), because it did not hold an annual meeting of its stockholders during 2008.

In order to maintain its Exchange listing, the Company must submit a plan of compliance by March 10, 2009 advising the Exchange of action it has taken, or will take, that would bring it into compliance with Section 704 of the Company Guide by August 11, 2009.  The Corporate Compliance Department of the Exchange will evaluate the plan and make a determination as to whether the Company has made a reasonable demonstration in the plan of an ability to regain compliance with the continued listing standards by August 11, 2009, in which case the plan will be accepted.  If the plan is accepted, the Company may be able to continue its listing during the plan period up to August 11, 2009, during which time it will be subject to periodic review to determine whether it is making progress consistent with the plan.  If the Company does not submit a plan, if the Company submits a plan that is not accepted or if the plan is accepted but the Company is not in compliance with the continued listing standards at the conclusion of the plan period or does not make progress consistent with the plan during the plan period, the Company may become subject to delisting proceedings in accordance with Section 1010 and Part 12 of the Company Guide.

The Company intends to submit a plan to the Exchange, but has not yet determined what action it will take in response to the notice.

About Advanced Technology Acquisition Corp.

ATAC is a blank check company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase or other similar business combination with a technology or technology-related business that has operations or facilities located in Israel, such as research and development, manufacturing or executive offices.